Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HUGHES TELEMATICS, INC.

FIRST: The name of the corporation is HUGHES Telematics, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as it may be amended from time to time (the “DGCL”), or any successor law.

FOURTH: The total number of shares of capital stock that the Corporation shall have authority to issue is 1,000 shares of common stock, par value of $0.0001 per share.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation and for the purpose of creating, defining and regulating the powers of the Corporation and its directors and stockholders:

(a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation.

(b) The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the Bylaws of the Corporation, and vacancies in the Board of Directors of the Corporation and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the Bylaws.

(c) The election of directors of the Corporation may be conducted in any manner approved by the stockholders at the time when the election is held and need not be by written ballot.

(d) The Board of Directors of the Corporation is expressly authorized from time to time to adopt, alter, amend, change, add to or repeal the Bylaws of the Corporation.

(e) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph (e) by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

(f) The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

SIXTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders are granted subject to this reservation.